Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Jupiter Neurosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee (4)
Fees previously paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)	—	—		$13,750,000	0.0001476	$2,029.50
Fees previously paid	Equity	Common stock, par value $0.0001 per share, registered on behalf of certain selling stockholders (2) (3)	Rule 457(a)	3,600,000	$5.00	(7)	$18,000,000	0.0001476	$2,656.80
	Total Offering Amounts						$31,750,000		$4,686.30
	Total Fees Previously Paid								$4,370.81
	Total Fee Offsets								$—
	Net Fee Due								$315.49

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Represents 3,600,000 shares of common stock held by selling stockholders.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).